Form S-1/A Appendix LANDBAY INC. AUDITED FINANCIAL STATEMENTS AS OF MARCH 31, 2016 LANDBAY INC. FINANCIAL STATEMENTS MARCH 31, 2016

INDEPENDENT ACCOUNTANTS' AUDIT REPORT

To the Board of Directors and Shareholder(s) of
Landbay Inc.
Flushing, NY

I have audited the accompanying balance sheet of Landbay Inc. as of March 31, 2016, and the related statement of income, retained earnings, and cash flows for the period from January 28, 2016 (inception) to March 31, 2016, and the related notes to the financial statements.

The Company's management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

My responsibility is to express an opinion on these financial statements based on my audit. I conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

I believe that the audit evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our audit opinion.

In my opinion, the financial statements referred to previously present fairly, in all material respects, the financial position of Landbay Inc. as of March 31, 2016, and the results of its operations and its cash flows for the period from January 28, 2016 (inception) to March 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

/s/Rizwan Ahemd CPA P.C.
Rizwan Ahemd CPA P.C.

New Hyde Park, NY
October 31, 2016

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LANDBAY INC
BALANCE SHEETS
AS OF MARCH 31, 2016

ASSETS

Current assets:
Cash & cash equivalents	$1,938
Short Term Investment	$56
Total current assets	$1,994

TOTAL ASSETS	$1,994

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Account payable	-
Tax payable	-
Total current liabilities	-

Stockholder's equity:
Common Stock: 0.0000001 Par Value; 99,900,000,000 Shares authorized; 0 share issued and outstanding	-
Additional paid-in capital	$2,195
Retained earnings (Deficit)	$(201)
Total stockholder's equity	$1,994

Total liabilities and stockholder's equity	$1,994
2 Back to Top LANDBAY INC STATEMENT OF REVENUES AND EXPENSES FOR THE PERIOD FROM JANUARY 28, 2016 (Inception) TO MARCH 31, 2016
Revenues:
Gain (loss) from Investment	-
Unrealized Gain (lose) from Investment	$4

Less:(Fee and commission Expense)	-

Net profit(lose)	$4

Expenses:
Bank Service Charge	$10
Organizational	$195
Total Expenses	$205

Excess of Revenues over Expenses before Taxes	$(201)

Provision for Taxes	-
NY State Tax	-
NYC Tax	-

Net income (loss)	$(201)
3 Back to Top - LANDBAY INC STATEMENT OF CHANGES IN STOCKHOLDER'S FOR THE PERIOD FROM JANUARY 28, 2016 (Inception) TO MARCH 31, 2016<
Shareholders' Equity-January 28, 2016	-

Add: Net (Lose)	$(201)

Add: Additional Paid-in Capital	$2,195

Less: Additional Paid-out Capital	-

Shareholder's Equity-March 31, 2016	$1,994
4 Back to Top LANDBAY INC STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JANUARY 28, 2016 (Inception) TO MARCH 31, 2016
Cash flows from operating activities:
Net Revenue	$(201)
Adjustments to reconcile net income to net cash provided by operations activities:
Depreciation	-
(Increase)decrease in assets:
Account receivables	-
Short term investments	$(56)
(Increase)decrease in liabilities:
Account payables	-
Net cash provided by (used in) operating activities	$(257)

Cash flows from investing activities:
Long term investments	-
Net cash provided by (used in) investing activities	-

Cash flows from financing activities:
Capital stock	-
Additional paid-in (paid-out) capital	$2,195

Net cash provided by (used in) financing activities	$2,195

Net increase (decrease) in cash and cash equivalents	$1,938

Cash and cash equivalent-January 28, 2016 (inception)	-

Cash and equivalents-March 31, 2016	$1,938

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest expenses	-
Tax expenses	-

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LANDBAY INC
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2016

NOTE 1. ORGANIZATION AND BUSINESS ACTIVITIES

Landbay Inc., the Company, incorporated in the State of New York on January 28, 2016, is engaged in the investment activities of the spot gold and silver trading.

During in its initial operations, the company opened a trading account in Bullion Vault which the brokerage firm registered in England to start trading activities. The company's activities are subject to significant risks and uncertainties, including failing to secure additional funding to continue the investment activities.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The company was incorporated on January 28, 2016, and the Company started its operations to trade the spot gold and spot silver on March 26, 2016.

These accompanying financial statements of the Company is for the period from January 28, 2016, its inception, to March 31, 2016.

b. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. Income Taxes

The Company is responsible for paying federal, state and local income tax and, accordingly, provisions are made for income taxes.

d. Basis of measurement

The financial statements have been prepared on the historical cost basis, except for the following material items in the statement of financial position:

(a). All short-term investments including spot gold and spot silver are considered Trading Securities

(b). Short-term investments at fair value through gains or losses are measured at fair value

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

e. Cash and Cash Equivalents

The financial statements are presented in US dollar, which is the Company's functional currency. Cash and cash equivalents include cash on hand; cash in banks and brokerage accounts and all highly liquid investments with maturity of three months or less at the time purchase.

The Company maintains its cash balance at a financial institution located in New York and a trading account in Bullion Vault which is in England. Cash account at the New York institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At times during the year, the cash balances may exceed the FDIC insurance limits. The following is a schedule of cash and cash equivalents at the year ended on March 31, 2016:

Cash in Bank and brokerage accounts $1,938

f. Revenue Recognition

The company recognizes capital gains and losses from the spot gold trading and the spot silver trading at the time it sells gold and silver from the trading in brokerage firms. Additionally, it recognizes unrealized gains and losses through adjustments to the fair market value at the end of each period. The change in fair market value is reported on the income statement under "Revenues" - "Unrealized Gain (loss) from investments".

NOTE 3. EARNINGS PER SHARE

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31,2016.

NOTE 4. SHORT TERM INVESTMENTS

The Company considers all investment assets other than marketable securities that can and will be sold within one year to be short term investments. Landbay, Inc. operated a trading account in Bullion Vault to trade the spot gold and spot silver, since those investments in the account can be sold online and can be traded anytime in near future as the Company's primary activity source, the Company treats the Bullion Vault account as short term investments assets.

NOTE 5. STOCKHOLDER'S EQUITY

The company has authorized 99,900,000,000 shares of common stocks with a par value of 0.0000001 per share. There are no shares of common stocks outstanding as of March 31,2016. In the period from January 28, 2016 to March 31, 2016, the Company didn't issue any stock types, options and warrants; the Company didn't have any share-based compensation, related to employee share-based awards, Tax benefit from share-based award activities.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company has been provided office space by its sole owner at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

As of March 31,2016, the company received $2,000 from its sole shareholder (owner) to use for the initial investment, the company treat it as additional paid in capital. Additionally, the Company's sole owner paid personally, $195 of organizational and startup fees which are reflected in the Company's financial statements. During the first quarter of 2016, the company opened a trading account in Bullion Vault which the brokerage firm registered in England, the company used $1,950 for trading the spot gold and the spot silver as the initial investment activity as of March 31,2016.

On February 18, 2016, the Company's management decided to contractwith Blueville Inc. as its managing company. In their managing agreement, Blueville Inc. will pay all management expenditure and service expenses for Landbay Inc. and Landbay Inc. will pay a reasonable management feeand reimbursement of its expenses to Blueville Inc. quarterly. The agreement can be revoked and amended by both companies. The Company's sole owner which is Mr. WanjunXie is also the president and owner of Blueville Inc., BluevilleInc. was incorporated in state of New York on February 18,2016.

On August 18,2016, the Company received a promissory letter from Larison Inc. which is also owned by the Company's president Mr. WanjunXie. In the promising letter, Larison Inc. will continue to support Landbay, Inc. by grant funds or making loans without interest. While the share's price of the company will be less than $20/per shares, Larison Inc will have an obligation to support the company. After the share's price of the company will be more than $20/per shares, Larison Inc. won't have an obligation to support the company. Larison Inc. was incorporated in state of New York on December 16,2014 and it is also owned by Mr. WanjunXie.

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